Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

ARRAY BIOPHARMA INC.,

a Delaware corporation;

PFIZER INC.,

a Delaware corporation; and

ARLINGTON ACQUISITION SUB INC.,

a Delaware corporation

Dated as of June 14, 2019

Table of Contents

	Section 1

	THE OFFER

1.1	The Offer	5
1.2	Company Actions	8

	Section 2

	MERGER TRANSACTION

2.1	Merger of Purchaser into the Company	9
2.2	Effect of the Merger	9
2.3	Closing; Effective Time	9
2.4	Certificate of Incorporation and Bylaws; Directors and Officers	10
2.5	Conversion of Shares	10
2.6	Surrender of Certificates; Stock Transfer Books	11
2.7	Appraisal Rights	13
2.8	Treatment of Company Options and Company RSUs	14
2.9	Further Action	15

	Section 3

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Due Organization; Subsidiaries, Etc.	15
3.2	Certificate of Incorporation and Bylaws	16
3.3	Capitalization, Etc.	16
3.4	SEC Filings; Financial Statements	18
3.5	Absence of Changes; No Material Adverse Effect	20
3.6	Title to Assets	20
3.7	Real Property	20
3.8	Intellectual Property	21
3.9	Contracts	23
3.10	Liabilities	25
3.11	Compliance with Legal Requirements	25
3.12	Regulatory and Compliance Matters	25
3.13	Certain Business Practices	27
3.14	Governmental Authorizations	28
3.15	Tax Matters	28
3.16	Employee Matters; Benefit Plans	30

3.17	Environmental Matters	32
3.18	Insurance	33
3.19	Legal Proceedings; Orders	33
3.20	Authority; Binding Nature of Agreement	33
3.21	Takeover Laws	34
3.22	Non-Contravention; Consents	34
3.23	Opinion of Financial Advisors	34
3.24	Brokers and Other Advisors	35

	Section 4

	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Due Organization	35
4.2	Purchaser	35
4.3	Authority; Binding Nature of Agreement	35
4.4	Non-Contravention; Consents	35
4.5	Disclosure	36
4.6	Absence of Litigation	36
4.7	Funds	37
4.8	Ownership of Shares	37
4.9	Acknowledgement by Parent and Purchaser	37
4.10	Brokers and Other Advisors	38

	Section 5

	CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	38
5.2	Operation of the Acquired Corporations’ Business	39
5.3	No Solicitation	42

	Section 6

	ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	44
6.2	Filings, Consents and Approvals	45
6.3	Employee Benefits	47
6.4	ESPP	50
6.5	Indemnification of Officers and Directors	50
6.6	Stockholder Litigation	52
6.7	Additional Agreements	52
6.8	Disclosure	53
6.9	Takeover Laws	53
6.10	Section 16 Matters	53

6.11	Rule 14d-10 Matters	53
6.12	Credit Agreement	53
6.13	Stock Exchange Delisting; Deregistration	54
6.14	Convertible Senior Notes	54
6.15	Notice of Certain Regulatory Events	55

	Section 7

	CONDITIONS PRECEDENT TO THE MERGER

7.1	No Restraints	55
7.2	Consummation of Offer	55

	Section 8

	TERMINATION

8.1	Termination	56
8.2	Effect of Termination	57
8.3	Expenses; Termination Fees	58

	Section 9

	MISCELLANEOUS PROVISIONS

9.1	Amendment	59
9.2	Waiver	59
9.3	No Survival of Representations and Warranties	60
9.4	Entire Agreement; Counterparts	60
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	60
9.6	Assignability	61
9.7	No Third Party Beneficiaries	61
9.8	Transfer Taxes	62
9.9	Notices	62
9.10	Severability	63
9.11	Obligation of Parent	63
9.12	Construction	63

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Conditions to Offer
Annex II	Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June 14, 2019, by and among: Pfizer Inc., a Delaware corporation (“Parent”); Arlington Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Array BioPharma Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A)                               Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”), other than the Excluded Shares and the Converted Shares, for $48.00 per share, net to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(g), being the “Offer Price”), and subject to any withholding of Taxes, upon the terms and subject to the conditions of this Agreement.

(B)                               As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share as of the Effective Time (other than Excluded Shares, Converted Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

(C)                               The board of directors of the Company (the “Board of Directors”) has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

(D)                               The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

(E)                                Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

THE OFFER

1.1                               The Offer.

(a)                                 Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(e) and 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) (collectively, the “Excluded Shares”), and other than Shares to be converted pursuant to Section 2.5(a)(iii) (collectively, the “Converted Shares”)), at a price per Share equal to the Offer Price, net to the seller in cash, without interest, and subject to any withholding of Taxes in accordance with Section 2.6(e).

(b)                                 Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Sections 1.1(c) or 1.1(d) or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c)                                  Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related Legal Requirement shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of the Company.

(d)                                 Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Section 8. In the event that this Agreement is validly terminated pursuant to Section 8, Purchaser shall (and Parent shall cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)                                  Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Offer

Documents filed by either Parent or Purchaser with the SEC (x) to comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(f)                                   Funds. Without limiting the generality of Section 9.11, Parent shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g)                                  Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; provided, that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(h)                                 Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) (i) promptly after (and in any event no later than the first business day after) the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance

Time”) and (ii) promptly after (and in any event no later than the second business day after) the Offer Acceptance Time pay for such Shares.

1.2                               Company Actions.

(a)                                 Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 (x) to comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)                                 Stockholder Lists. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

(c)                                  Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

SECTION 2

MERGER TRANSACTION

2.1                               Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation.

2.2                               Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3                               Closing; Effective Time.

(a)                                 Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the conditions set forth in Section 7.1 shall not be satisfied or, to the extent permissible by applicable Legal Requirements, waived as of such date, in which case on the first business day on which all conditions set forth in Section 7.1 are satisfied or, to the extent permissible by applicable Legal Requirements, waived, unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)                                 Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4                               Certificate of Incorporation and Bylaws; Directors and Officers.

(a)                                 As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.5(a).

(b)                                 As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.5(a), except that references to the name of Purchaser shall be replaced by references to the name of the Surviving Corporation.

(c)                                  As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.5                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)                                     any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)                                  any Shares held immediately prior to the Effective Time by Parent or Purchaser shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)                               any Shares held immediately prior to the Effective Time by any wholly owned Subsidiary of Parent (other than Purchaser) or any wholly owned Subsidiary of the Company shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time;

(iv)                              except as provided in clauses (i), (ii) and (iii) above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), in each case without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.6(e); and

(v)                                 each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.  From and after the Effective Time, subject to this Section 2.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.6.

(b)                                 If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6                               Surrender of Certificates; Stock Transfer Books.

(a)                                 Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.5. Promptly after (and in any event no later than the second business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 1.1(h). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 (together with the amount deposited pursuant the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b)                                 Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 2.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent, or a customary agent’s message in respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Purchaser and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c)                                  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.5) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)                                 At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(e)                                  Notwithstanding any provision contained herein to the contrary, each of the Company, the Surviving Corporation, Parent and Purchaser, and their Affiliates (and any other applicable withholding agent, including the Paying Agent and the Depository Agent), shall be entitled to deduct and withhold from the Offer Price, the Merger Consideration, any consideration payable to any holder of Company Options or Company RSUs or any other consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. To the extent that amounts are so deducted or withheld and properly remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f)                                   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7                               Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

2.8                               Treatment of Company Options and Company RSUs.

(a)                                 At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”), shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

(b)                                 At the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

(c)                                  At the Effective Time, each then outstanding Company RSU, whether or not vested, shall be canceled and the holder thereof shall be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company RSU.

(d)                                 As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the aggregate consideration payable pursuant to Sections 2.8(a) and 2.8(c), net of any applicable withholding Taxes, payable with respect to In the Money Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required withholding Taxes) to the holders of In the Money Options and/or Company RSUs. Without limiting the generality of the foregoing, any disqualifying disposition with respect to a Company Option that is an incentive stock option (within the meaning of Section 422 of the Code) or of any Shares acquired upon the exercise thereof shall be subject to Tax reporting and withholding in accordance with applicable Legal Requirements.

(e)                                  Prior to the Effective Time, the Company shall take all actions appropriate or necessary (under the Company Equity Plan and award agreements pursuant to which Company Options and Company RSUs are outstanding or otherwise) to effect the transactions described in this Section 2.8, including the acceleration of the exercisability of the Company Options, so that as of, and contingent upon, the Effective Time there are no obligations in respect of the Company Options and Company RSUs other than the right to receive the payments under Sections 2.8(a) and 2.8(c).

(f)                                   To the extent a payment pursuant in this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

2.9                               Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 2 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation and warranty; and (c) disclosure in the Company SEC Documents filed and publicly available prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents)):

3.1                               Due Organization; Subsidiaries, Etc.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are (i) Yarra Therapeutics, LLC, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) Array BioPharma Ltd., a private limited company, duly organized, validly existing and in good standing under the laws of England and Wales, and (iii) Array BioPharma Limited, a private limited company duly organized, validly existing and in good standing under the laws of Ireland (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity.

3.2                               Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto, as in effect on the date hereof.

3.3                               Capitalization, Etc.

(a)                                 The authorized capital stock of the Company consists of: (i) 340,000,000 Shares, of which 223,095,419 Shares had been issued and were outstanding as of the close of business on June 13, 2019 (the “Capitalization Date”); and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding. All of the outstanding Shares and the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations have been duly authorized and validly issued, and are fully paid and nonassessable. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSUs outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options or Company RSUs.

(b)                                 (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act.

(c)                                  As of the close of business on the Capitalization Date: (i) 16,008,904 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plan, (ii) 1,125,625 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plan, (iii) 37,894,794 Shares were reserved for future issuance under Company Equity Plan, (iv) 745,032 Shares were reserved for future issuance under the Company ESPP and (v) 8,155,918 Shares were reserved for future issuance upon conversion of the Convertible Senior Notes. As of the close of business on the Capitalization Date, the weighted average exercise price of the Company Options outstanding as of that date was $10.66. Other than as set forth in this Section 3.3(c), there is no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any Acquired Corporation.

(d)                                 Except as set forth in this Section 3.3 and except for the Convertible Senior Notes, Company Options and Company RSUs outstanding as of the date of this Agreement (and Shares issuable upon the conversion or exercise thereof, as applicable), there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation, in each case other than derivative securities not issued by an Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)                                  As of the date of this Agreement, the aggregate outstanding principal amount of the Convertible Senior Notes is $126,060,000.  The “Conversion Rate” (as defined in the Convertible Senior Notes Indenture) equals 64.6987 shares of “Common Stock” (as defined in the Convertible Senior Notes Indenture) per $1,000 principal amount of Convertible Senior Notes.

(f)                                   Section 3.3(f) of the Company Disclosure Schedule sets forth a listing of all Persons who hold outstanding Company Options or Company RSUs as of the close of business on June 13, 2019, indicating, with respect to each Company Option or Company RSU, the number of Shares subject thereto, the date of grant or issuance, the vesting schedule and, with respect to Company Options, the exercise price, expiration date and whether such Company Option is an incentive stock option (within the meaning of Section 422 of the Code).

3.4                               SEC Filings; Financial Statements.

(a)                                 Since January 1, 2017, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2001, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments).

(c)                                  The Company maintains, and at all times since June 30, 2017, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2018, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since July 1, 2018, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)                                 The Company maintains and since January 1, 2017 has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is, and since January 1, 2017 has been, in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(e)                                  No Acquired Corporation is a party to, nor does any Acquired Corporation have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, such Acquired Corporation in the Company SEC Documents.

(f)                                   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)                                  Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)                                     The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)                                  Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5                               Absence of Changes; No Material Adverse Effect.

(a)                                 From June 30, 2018 through the date of this Agreement:

(i)                                     except for discussions, negotiations and activities related to this Agreement, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice; and

(ii)                                  there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(b)                                 Since March 31, 2019, there has not been any action taken by the Acquired Corporations that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.2(b) (other than clauses (iii), (iv), (vii) and (viii) thereof, and clause (xvii) but only to the extent that it relates to clauses (iii), (iv), (vii) and (viii)).

3.6                               Title to Assets. Each Acquired Corporation has good and valid title to all material assets (excluding Intellectual Property Rights) owned by it as of the date of this Agreement, and such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7                               Real Property.

(a)                                 The Acquired Corporations do not own any real property or hold any licenses for real property.

(b)                                 The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. No Acquired Corporation has received any notice regarding any (i) material violation or breach or default under any lease related to the Leased Real Property that has not since been cured, (ii) pending or threatened condemnation of any portion of the Leased Real Property or (iii) building, fire or zoning code violations with respect to the Leased Real Property. None of the Leased Real Property is subleased.

3.8                               Intellectual Property.

(a)                                 Section 3.8(a) of the Company Disclosure Schedule identifies (i) the name of the current owner, (ii) the jurisdiction of application or registration and (iii) the application or registration number for each material item of Company IP that is Registered IP, and all such issued Patents and registered Trademarks are subsisting and, to the knowledge of the Company, valid and enforceable. No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened against any Acquired Corporation, in which the scope, validity, enforceability, priority, inventorship or ownership of any Registered IP owned by or exclusively licensed to an Acquired Corporation is being contested or challenged.

(b)                                 The Acquired Corporations are the sole and exclusive owners of all (i) Registered IP and (ii) material Company IP that is not Registered IP, in each case owned or purported to be owned by the Acquired Corporations, free and clear of all Encumbrances (other than Permitted Encumbrances and Out-bound Licenses listed in Section 3.8(f) of the Company Disclosure Schedule). The Company has the legal power to convey to the Surviving Corporation all of its ownership and control in all material Company IP.

(c)                                  To the knowledge of the Company, no Company Associate owns or has any valid material claim, right (whether or not currently exercisable) or interest to or in any material Company IP owned by an Acquired Corporation and each Company Associate who is or was involved in the creation or development of any material Company IP has signed an agreement containing an assignment of Intellectual Property Rights to an Acquired Corporation and confidentiality provisions protecting such Company IP, and there is no material breach under any such agreement.

(d)                                 No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Company IP owned by the Acquired Corporations, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining material ownership rights to such Intellectual Property Rights.

(e)                                  The Acquired Corporations have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Trade Secrets held by an Acquired Corporation in all material respects.

(f)                                   Section 3.8(f) of the Company Disclosure Schedule sets forth each license agreement pursuant to which an Acquired Corporation licenses in any material Intellectual Property Right (each an “In-bound License”) or licenses out any material Intellectual Property Right owned by an Acquired Corporation (each an “Out-bound License”) (provided, that, In-bound Licenses shall not include commercially available off-the-shelf software, clinical trial agreements, non-disclosure agreements or material transfer agreements entered into in the ordinary course of business consistent with past practice, and, Out-bound Licenses shall not include non-exclusive outbound licenses contained in clinical trial agreements, contract manufacturing agreements, non-disclosure agreements and material transfer agreements entered into in the ordinary course of business consistent with past practice).

(g)                                  To the knowledge of the Company, the operation of the Acquired Corporations’ business as currently conducted does not infringe, misappropriate or otherwise violate in any material respect any Intellectual Property Rights owned by any other Person.  No Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened in writing) against an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any material Intellectual Property Rights of another Person. Since January 1, 2017, no Acquired Corporation has received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation.

(h)                                 To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating in any material respect any Company IP. No Legal Proceeding is pending or threatened in writing by an Acquired Corporation relating to any actual, alleged or suspected material infringement, misappropriation or other violation of any Company IP.

(i)                                     None of the Company IP owned by an Acquired Corporation is subject to any material pending or outstanding injunction, directive, order, judgment, settlement, consent ruling or other disposition of dispute that adversely restricts the use, transfer or licensing of any such Company IP by an Acquired Corporation, or otherwise adversely affects in any material respect the validity, scope, use, registrability, or enforceability of any such Company IP.

(j)                                    The consummation of the Transactions will not result in the loss or impairment of or payment of any material additional amounts with respect to, nor require the consent of any other Person in respect of, the Company IP.

(k)                                 To the knowledge of the Company, the Acquired Corporation owns or is licensed to use, or has the right to use, all Registered IP necessary for the conduct of business substantially in the manner conducted, or as currently contemplated to be conducted with respect to products in development, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations, taken as a whole.  The execution, delivery, and performance of the Agreement will not result in the loss, termination or material impairment of any rights in the Registered IP owned by or licensed to an Acquired Corporation, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations, taken as a whole.

(l)                                     Within three (3) business days prior to the Expiration Date, the Company shall provide Purchaser with a schedule of any Taxes, maintenance fees or actions falling due within ninety (90) days of such Expiration Date with respect to such patents, registered trademarks and registered copyrights that are owned by an Acquired Corporation and for which an Acquired Corporation is responsible for prosecution, and applications for issuance or registration of any of the foregoing.

3.9                               Contracts.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule identifies each Contract (other than an Employee Plan) to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which any Acquired Corporation is a party or by which it is bound as of the date of this Agreement (whether or not set forth on Section 3.9(a) of the Company Disclosure Schedule) constitutes a “Material Contract”:

(i)                                     any Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Body and pursuant to which (A) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(ii)                                  any Contract (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services for any other Person;

(iii)                               any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to any Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending June 30, 2019 or by any Acquired Corporation in an amount having an expected value in excess of $500,000 in the fiscal year ending June 30, 2019 and in each case which cannot be cancelled by such Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice;

(iv)                              any Contract relating to Indebtedness in excess of $150,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation;

(v)                                 any Contract with any Person constituting a material joint venture, collaboration, partnership or similar profit sharing arrangement;

(vi)                              any Contract with a material group purchasing organization;

(vii)                           any Contract that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of

Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii)                        any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(ix)                              any (A) In-bound License and (B) Out-bound License;

(x)                                 any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi)                              any Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing;

(xii)                           any Contract pursuant to which any Acquired Corporation has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by an Acquired Corporation of more than $1,000,000 in the aggregate over a twelve (12)-month period, in either milestone payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales; and

(xiii)                        any Contract for the acquisition or divestiture of assets that contains financial covenants, indemnities or other payment obligations that would reasonably be expected to result in the future payment or delivery of cash or other consideration to or by any Acquired Corporation in an amount having an expected value in excess of $1,000,000.

(b)                                 As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract or has publicly made available an accurate and complete copy of such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Corporation nor, to the knowledge of the Company, the other party is in material breach of, or material default under, any Material Contract and no Acquired Corporation, or to the knowledge of the Company, the other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, the other party, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2017, the Acquired Corporations have not received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured.

3.10                        Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than resulting from any breach thereof) either delivered or made available to Parent prior to the date of this Agreement; (iv) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019; and (v) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11                        Compliance with Legal Requirements. The Acquired Corporations are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Legal Requirements and, since January 1, 2016, no Acquired Corporation has been given notice of or been charged with any material violation of, any applicable Legal Requirement.

3.12                        Regulatory and Compliance Matters.

(a)                                 The Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted in writing by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions.

(b)                                 The Acquired Corporations hold all Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and in in full force and effect.  The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Regulatory Permits.  For the past six (6) years, no deficiencies have been asserted in writing by any applicable Governmental Body with respect to any Regulatory Permits of the Acquired Corporations.

(c)                                  For the past six (6) years, the Acquired Corporations have not received any written notice from a Governmental Body that any of their products are misbranded as defined in 21 U.S.C. § 352 or adulterated as defined in 21 U.S.C. § 351, as amended, and the rules and regulations promulgated thereunder, or as defined in comparable Legal Requirements in any jurisdiction.

(d)                                 Except as set forth in Company Disclosure Schedule, all preclinical and clinical investigations sponsored by the Acquired Corporations or, to the knowledge of the Company, any of the Acquired Corporations’ research, development, collaboration or similar commercialization partners with respect to any material products or product candidates of the Acquired Corporations while acting in such capacity (the “Collaboration Partners”) (each such preclinical or clinical investigation with respect to a material product or product candidate of the Acquired Corporations, a “Clinical Study”) have been and are being conducted in material compliance with applicable Legal Requirements, rules, regulations and guidances, including Good Clinical Practice Requirements and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information. No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner has received any written notice or other correspondence from the FDA or any other Governmental Body performing functions similar to those performed by the FDA requiring or recommending the termination, suspension or material modification of any ongoing Clinical Study.

(e)                                  No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, no Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. No Acquired Corporation nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators or Collaboration Partner has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.

(f)                                   Each Acquired Corporation and, to the knowledge of the Company, each Collaboration Partner is in compliance and has, for the past six (6) years, been in compliance, in each case, in all material respects, with all pharmaceutical- and healthcare-related Legal Requirements applicable to the operation of its business, including (together with their implementing regulations) (i) the FDCA; (ii) the Clinical Laboratory Improvement Amendments of 1988; (iii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act; (iv) Section 5(a) of the FTC Act; (v) the federal Medicare and Medicaid statutes; (vi) government program and price reporting Legal Requirements under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), the Medicare program (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b(a)(4)), and the United States Department of Veterans Affairs Federal Supply Schedule (38 U.S.C. § 8126) including requirements under related contracts and agreements; (vii) the Physician Payments Sunshine Act; (viii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)); (ix) the Stark Law (42 U.S.C. § 1395nn); (x) the federal False Claims Act (42 U.S.C. § 1320a-7b(a)); (xi) the Civil Monetary Penalty provisions of the Social Security Act; (xii) Legal Requirements the violation of which is cause for exclusion from any federal health care program;

and (xiii) all state laws relevant to pharmaceutical and healthcare products, companies, and services. No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner is subject to any enforcement, regulatory or administrative proceedings, audit, or investigation against or affecting such Acquired Corporation relating to or arising under the FDCA or the other pharmaceutical- and healthcare-related Legal Requirements described in this Section 3.12(f) or similar Legal Requirements, and no such enforcement, regulatory or administrative proceeding, or audit or investigation has been threatened in writing.

(g)                                  Since January 1, 2016, there have been no product recalls conducted by the Acquired Corporations or, to the knowledge of the Company, any Collaboration Partner and no written requests from any Governmental Body requiring the Acquired Corporations or, to the knowledge of the Company, any Collaboration Partner to cease to manufacture, market, distribute or sell any products of the Acquired Corporations.

(h)                                 The Acquired Corporations have implemented and have in place a compliance program that satisfies in all material respects the fundamental requirements of the Federal Sentencing Guidelines and the principles established by the Department of Health and Human Services, Office of Inspector General (HHS-OIG).

(i)                                     To the knowledge of the Company, no person has filed against the Company an Action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(j)                                    Since January 1, 2017, no Acquired Corporation has been notified by any Governmental Body of any failure (or any investigation with respect thereto) by it or any Collaboration Partner, representative, agent, licensor, licensee, contract manufacturing organization, contract research organization, clinical trial investigator, clinical trial site, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any Drug Law including those pertaining to programs or systems regarding the conduct of clinical studies, product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any product or product candidates of any Acquired Corporation, except for such failures or investigations which would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Corporations.

3.13                        Certain Business Practices. No Acquired Corporation, any of its Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation), nor, to the knowledge of the Company, any Collaboration Partner has (i) used any material funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted any unlawful payments, or (iv)

violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since January 1, 2014, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing.

3.14                        Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Governmental Authorizations.

3.15                        Tax Matters.

(a)                                 (i) Each of the material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body on or before the Closing Date (the “Company Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in accordance with all applicable Legal Requirements and are true, correct and complete in all material respects, and (ii) all material Taxes due and payable by an Acquired Corporation (whether or not shown on the Company Returns) or required to be withheld or collected by an Acquired Corporation on or before the Closing Date have been or will be timely paid and withheld and collected and timely remitted to the relevant Governmental Body.

(b)                                 The most recent balance sheet included in the Company SEC Documents filed prior to the date of this Agreement reflects adequate accruals and reserves for all liabilities of the Company for Taxes with respect to all periods through the date thereof in accordance with GAAP, other than any Taxes the non-payment of which would not have a Material Adverse Effect.  Each Acquired Corporation shall establish or has established, in the ordinary course of business consistent with past practice and in accordance with GAAP, reserves adequate for the payment of all material unpaid Taxes not yet due and payable for the period from the date of such balance sheet through the Closing Date.

(c)                                  There are no pending examinations, audits, actions, suits, proceedings, investigations, refund litigations, proposed adjustments or other Legal Proceedings now pending or threatened in writing in respect of any material Taxes, Tax Returns or other Tax matters of or with respect to any Acquired Corporation.  Since January 1, 2013, no unresolved written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where such Acquired Corporation does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction.  The Acquired Corporations have delivered or made available to Parent accurate and complete copies of all material audit reports and similar documents (to which the Acquired Corporations have access) relating to Company Returns which have been requested by Parent.  As of the date of this Agreement, no extension or waiver of the statute of limitation period applicable to any material Company Return or with respect to the assessment or collection of any material Tax of any Acquired Corporation has been granted and is currently in effect.

(d)                                 No Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax, and no deficiency of material Taxes has been asserted in writing as a result of any audit, examination, action, suit, proceeding, investigation or other Legal Proceeding by any Governmental Body that has not been paid or accrued for in the most recent balance sheet included in the Company SEC documents in accordance with GAAP and contested in good faith and in accordance with applicable Legal Requirements.

(e)                                  No Acquired Corporation (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or another Acquired Corporation), and (ii) has any material liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar or analogous provision of state, local or non-U.S. law), as a transferee or successor or otherwise (other than pursuant to customary Tax gross up or similar provisions contained in commercial agreements entered into in the ordinary course of business and not primarily relating to Taxes).  No Acquired Corporation is required to make any payments after the date hereof in respect of any Taxes imposed under Section 965 of the Code.

(f)                                   During the two (2)-year period ending on the date hereof, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355(a) of the Code (or any analogous or similar provision of state, local or non-U.S. law).

(g)                                  No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. law).

(h)                                 The Acquired Corporations will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, except as would not, individually or in the aggregate, have a Material Adverse Effect, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (vi) election under Section 108(i) of the Code made prior to the Closing.

(i)                                     No Acquired Corporation is party to or bound by any agreement or arrangement with any Person relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset, other than Tax gross up or similar provisions contained in commercial agreements entered into in the ordinary course of business and not primarily relating to Taxes.

(j)                                    There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than with respect to Taxes that are (i) not yet due and payable or (ii) currently being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, on the most recent balance sheet included in the Company SEC Documents.

3.16                        Employee Matters; Benefit Plans.

(a)                                 The employment of each of the Company’s or its Subsidiaries’ employees is terminable by the Company at will.

(b)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any of its employees.  Since January 1, 2017, there has not been any strike, lockout, labor dispute or union organizing activity, or any threat thereof, by any employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. Since January 1, 2017, the Company has complied in all material respects with all applicable Legal Requirements related to employment and employment practices, including terms and conditions of employment, wages and hours, discrimination, employee classification, workers’ compensation, family and medical leave, the immigration and occupational safety and health requirements, and no Legal Proceedings are pending or, to the knowledge of the Company, threatened against any Acquired Corporation with respect to the foregoing.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations, taken as a whole, each individual who renders services to any Acquired Corporation who is classified as an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Employee Plans) is properly so characterized.

(c)                                  Section 3.16(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”), (iii) the most recent summary plan descriptions and any material modifications thereto, (iv) the Form 5500 filed with the DOL for the last two (2) plan years, (v) the most recently prepared financial statements or actuarial reports and (vi) any other material correspondence with a Governmental Body.

(d)                                 Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to, or otherwise incurred any liability with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Code Section 412 or 4971, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA, or (ii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)                                  Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course of business consistent with past practice) or Legal Proceedings, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or Legal Proceeding, against the Employee Plans, any fiduciaries thereof or the assets of any related trusts.  No Employee Plan is under audit or the subject of an investigation by the IRS, the DOL, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Body, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.  The Company is not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.  Each Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies in all material respects both in form and operation with the requirements of Section 409A of the Code.  All contributions required to be made to any Employee Plan by applicable Legal Requirements or otherwise, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP.

(f)                                   Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or other service provider of the Company or its Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan.

(g)                                  Except as provided in Section 2.8, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment, vesting or exercisability, or materially increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor or other service provider, (iii) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any assets to fund any compensation or benefits under any Employee Plan, or (iv) result in any limitation on the right of the Company or its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or its Subsidiaries in connection with the Transactions (including in combination with other events or circumstances) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  The Company has provided to Parent prior to the execution of this Agreement true, correct and complete copies of Section 280G calculations (based on the assumptions set forth therein) with respect to six “disqualified individuals” (within the meaning of Section 280G of the Code) in connection with the Transactions (including in combination with other events or circumstances).

(h)                                 No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

3.17                        Environmental Matters.

(a)                                 The Acquired Corporations and, to the knowledge of the Company, all Collaboration Partners are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business.

(b)                                 There is no material Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Corporation or in respect of any Leased Real Property.

(c)                                  No Acquired Corporation has received any notice report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.

(d)                                 There are and have been no Hazardous Materials present, used or disposed of on, at or under any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Corporation under any Environmental Law.

(e)                                  There are and have been no material Releases on, at, under or from any property or facility, including the Leased Real Property.

(f)                                   No Acquired Corporations has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

3.18                        Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. All such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.19                        Legal Proceedings; Orders.

(a)                                 There are no Legal Proceedings pending or served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such.

(b)                                 There is no material order, writ, injunction or judgment to which an Acquired Corporation is subject.

(c)                                  No material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened.

3.20                        Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Board of Directors has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of the Company tender their Shares to Parent or Purchaser, as applicable, pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the Company’s stockholders or any holder of Shares is necessary to authorize or adopt this Agreement or to consummate the Transactions.

3.21                        Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22                        Non-Contravention; Consents.

(a)                                 Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and NASDAQ, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) cause a violation by any Acquired Corporation of any Legal Requirement or order applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, except in the case of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.23                        Opinion of Financial Advisors. The Board of Directors has received a written opinion of Centerview Partners LLC, financial advisor to the Company, that, as of the date of such written opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Offer Price to be paid to the holders of Shares (other than Excluded Shares, Dissenting Shares, Converted Shares or any Shares held immediately prior to the Effective Time by any Affiliate of the Company or Parent) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the date of this Agreement.

3.24                        Brokers and Other Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1                               Due Organization. Each of Parent and Purchaser is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2                               Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3                               Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The board of directors of each of Parent and Purchaser have approved the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions, including the Offer and the Merger. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

4.4                               Non-Contravention; Consents.

(a)                                 Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Purchaser; (ii) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which Parent or Purchaser are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any Contract, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser, or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s or Purchaser’s stockholders is necessary to approve this Agreement or any of the Transactions (except in the case of Purchaser as has previously been obtained).

4.5                               Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6                               Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against

Parent or Purchaser, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.7                               Funds. As of the Offer Acceptance Time and Closing Date, as applicable, Parent will have (and will make available to Purchaser in a timely manner) available funds in an amount sufficient to consummate the Transactions by payment in cash of the aggregate Offer Price, the aggregate Merger Consideration and the aggregate amounts payable pursuant to the terms hereof to holders of Company Options and Company RSUs.

4.8                               Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Purchaser is, nor for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9                               Acknowledgement by Parent and Purchaser.

(a)                                 Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b)                                 In connection with the due diligence investigation of the Acquired Corporations by Parent and Purchaser and their respective Affiliates, stockholders or Representatives, Parent and Purchaser and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired

Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

4.10                        Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser, or any of their respective Subsidiaries.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

5.1                               Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives and assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require any of the Acquired Corporations to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent and used reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements) or (iii) contravene any Contract to which an Acquired Corporation is a party (so long as the Acquired Corporations have reasonably cooperated with Parent and used reasonable best efforts to permit disclosure to the extent permitted by such Contract). With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidential Disclosure Agreement dated March 21, 2019, as amended April 22, 2019, between the Company and Parent (the “Confidentiality Agreement”).

5.2                               Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as expressly required under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 5.2 of the Company Disclosure Schedule:

(a)                                 the Company shall, and shall cause each Acquired Corporation to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties; and

(b)                                 the Acquired Corporations shall not:

(i)                                     (1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (2) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (A) repurchases of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (B) repurchases of Company Options or Company RSUs (or Shares issued upon the exercise thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option or Company RSU (as in effect as of the date hereof) between the Company and a Company Associate or member of the Board of Directors only upon termination of such Person’s employment or engagement by any Acquired Corporation; (C) settlements in cash (in whole or in part) or conversion of any of the Convertible Senior Notes; (D) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options or Company RSUs pursuant to the terms thereof (as in effect as of the date hereof); or (E) between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(ii)                                  split, combine, subdivide or reclassify any Shares or other equity interests;

(iii)                               sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that the Company may issue Shares (x) as required to be issued upon the exercise of Company Options or Company RSUs outstanding as of the date of this Agreement pursuant to the terms thereof (as in effect as of the date hereof), issuable to participants in the Company ESPP in accordance with the terms thereof or (y) upon conversion of the Convertible Senior Notes);

(iv)                              except as contemplated by Section 2.8 or as required under any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement or agreement that would be an

Employee Plan if it were in existence on the date hereof) or any collective bargaining agreement or other labor agreement, or amend or waive any of its rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) grant or agree to grant any current or former employee, director or other service provider any increase in compensation, bonuses or other benefits, (C) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits, (D) grant or pay any awards or accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation, (E) hire or promote any employee or other individual service provider of the Company or its Subsidiaries (or with respect to hiring, would become an employee or other individual service provider of the Company or its Subsidiaries) who has (or with respect to hiring or promotion, would have) a “target annual compensation opportunity” (which shall mean the sum of annual base salary and total target cash bonus opportunity) of $250,000 or more or who is or would be the Chief Executive Officer of the Company or a direct report thereto, or (F) terminate other than for cause the employment of any employee or other individual service provider of the Company or its Subsidiaries who has a target annual compensation opportunity of $250,000 or more or who is the Chief Executive Officer of the Company or a direct report thereto (except that the Company may amend any Employee Plans to the extent required by applicable Legal Requirements);

(v)                                 amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)                              form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture, partnership or similar arrangement;

(vii)                           make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $500,000 individually or $5,000,000 in the aggregate);

(viii)                        acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property (except (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice) in amounts not exceeding $1,000,000 individually or in the aggregate, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations in amounts not exceeding $1,000,000 individually or in the aggregate, (C) capital expenditures permitted by clause (vii) of this Section 5.2(b) or (D) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations);

(ix)                              lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(x)                                 (A) amend, modify, waive, release any material rights under or voluntarily terminate any Material Contract or (B) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(xi)                              (A) adopt or make any change to any material Tax accounting method or change any annual accounting period used for Tax purposes; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return or file a claim for a refund of material Taxes; (D) enter into a closing agreement with any Governmental Body regarding any material Tax refund, liability or assessment; (E) request any ruling from any taxing authority; (F) settle, compromise or consent to any material Tax claim, audit or assessment or surrender a right to a material Tax refund; or (G) except in the ordinary course of business, agree to waive or extend the statute of limitations with respect to any material Tax or material Tax Return;

(xii)                           settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $1,500,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporations), (B) does not involve the admission of wrongdoing by any Acquired Corporation and does not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against any Acquired Corporation or any license, cross license or similar arrangement with respect to any Company IP or products of any Acquired Corporation and (C) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.6, as applicable;

(xiii)                        enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xiv)                       adopt or implement any stockholder rights plan or similar arrangement;

(xv)                          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations;

(xvi)                       take any action that would result in a change to the Conversion Rate (as defined in the Convertible Senior Notes Indenture) from that set forth in Section 3.3(e); or

(xvii)                    authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xvi) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3                               No Solicitation.

(a)                                 For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3.

(b)                                 The Acquired Corporations shall, and shall use reasonable best efforts to cause their Representatives to, immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date of this Agreement.  In addition, except as permitted by this Section 5.3, during the Pre-Closing Period the Acquired Corporations shall not, and shall use reasonable best efforts to cause their Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date of this Agreement; (ii)(A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless, solely in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, in which event the Acquired Corporations may take the actions described in this clause (iii) solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.3. As promptly as reasonably practicable (and in any event within two (2) business days) following the date hereof, the Company shall request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Acquisition Proposal and the Company shall, and shall cause the other Acquired Corporations to, terminate access by any third Person who has made or would reasonably be expected to make an Acquisition Proposal (other than Parent and its Representatives) to any data room (virtual or actual) containing any confidential information of any Acquired Corporation.

(c)                                  If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time any Acquired Corporation or any of their Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of this Section 5.3, if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall substantially concurrently provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d)                                 During the Pre-Closing Period, the Company shall (i) promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation or any Representative thereof and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation).

(e)                                  Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, that this Section 5.3(e) shall not be deemed to permit the Board of Directors to make a Company Adverse Change Recommendation except to the extent permitted by Section 6.1(b).

(f)                                   The Company agrees that in the event any Acquired Corporation or any Representative of an Acquired Corporation takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1                               Company Board Recommendation.

(a)                                 Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or resolve, agree or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i)                                     if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Change Recommendation, or (y) provided that such Acquisition Proposal did not arise out of a material breach of Section 5.3, the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e) at least three (3) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition

Proposal in accordance with Section 5.3(d), (2) the Company shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days; and

(ii)                                  other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Change Recommendation in response to an Intervening Event if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances underlying the Intervening Event that render a Company Adverse Change Recommendation necessary, (2) the Company shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements.  The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to three (3) business days shall be deemed to be two (2) business days.

6.2                               Filings, Consents and Approvals.

(a)                                 The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or any other party, so as to enable the

Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws. Notwithstanding anything to the contrary in this Agreement, (i) Parent and its Affiliates shall not be required to sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), before or after the Offer Acceptance Time or the Effective Time, any entities, assets, Intellectual Property Rights or businesses of Parent (or any of its Subsidiaries or other Affiliates) or agree or commit to any of the forgoing, or agree to any restriction on the conduct of such businesses, and (ii) Parent and its Affiliates shall not be required to, and without the prior written consent of Parent the Acquired Corporations shall not, sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), before or after the Offer Acceptance Time or the Effective Time, any entities, assets, Intellectual Property Rights or businesses of the Acquired Corporations (or any of their Subsidiaries or other Affiliates) or agree or commit to any of the foregoing, or agree to any restriction on the conduct of such businesses if such remedies described in this clause (ii) would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Acquired Corporations, taken as a whole. The Parties shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

(b)                                 Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) business days after the date hereof (unless Parent determines in good faith after consultation with the Company that postponing such filings to a later date is advantageous for purposes of satisfying the conditions to the Offer, in which case Parent shall identify a reasonable later date after consultation with the Company regarding such date and the Parties shall file on such later date), make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c)                                  Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than

“4(c) and 4(d)  documents” as that term is used under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

(d)                                 Without limiting in any respect Parent’s obligations under this Section 6.2, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and shall have the right to lead all meetings and communications (including any negotiations) with, any Governmental Body that has authority to enforce any Antitrust Law and (ii) without limiting the generality of clause (i) of this Section 6.2(d) or the obligations of Parent under this Section 6.2, control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Body that has authority to enforce any Antitrust Law.  Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

6.3                               Employee Benefits.

(a)                                 For a period of one (1) year following the Effective Time (the “Continuation Period”), Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, (ii) incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Affiliates and (iii) employee benefits that in the aggregate are no less favorable than the employee benefits (excluding benefits under the Company ESPP) provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time. Without limiting the foregoing:

(b)                                 Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this

Section 6.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan upon or following the Effective Time then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or an Affiliate’s) corresponding health and welfare benefit plans. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation, then Parent shall ensure that such benefit plan shall, for purposes of eligibility and vesting, but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Parent and its Affiliates shall not be required to provide credit for any purpose under any equity incentive plan, defined benefit pension plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its Affiliates do not receive credit for prior service or that is grandfathered or frozen. In addition, Parent and/or the Surviving Corporation shall credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company that was unused as of the Effective Time, provided that such accrued paid time off is reflected in the Company’s books and records. For purposes of determining the amount of paid time off Continuing Employees are eligible to accrue with respect to periods following the Effective Time only, to the extent that service is relevant for accruals following the Effective Time under Parent’s paid time off policy, Parent shall ensure that any employee plan of Parent and/or the Surviving Corporation shall credit Continuing Employees for service prior to the Effective Time with the Company to the same extent that such service was recognized prior to the Effective Time.  For purposes of crediting paid time off that was accrued prior to the Effective Time and accruals following the Effective Time, this Section 6.3(b) shall not require Parent, the Surviving Corporation or their Affiliates to provide a Continuing Employee with accruals of paid time off during the year in which the Closing occurs (or such later year in which the Continuing Employees commence accruing under Parent’s paid time off policy) that would be duplicative of accruals of paid time off such Continuing Employee already accrued for the same period of that year.

(c)                                  Following the Effective Time Parent or an Affiliate of Parent shall use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate, in each case to the extent recognized for such purpose under an analogous Employee Plan prior to the Effective Time, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.

(d)                                 Parent acknowledges that, upon the occurrence of the Acceptance Time, a “Change in Control” (or “Change of Control” as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition appears.

(e)                                  Parent shall provide, or shall cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent or any of their respective Affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by any Acquired Corporation under the applicable severance policies set forth on Section 6.3(e) of the Company Disclosure Schedule had such termination occurred prior to the Effective Time.

(f)                                   If requested by Parent in writing delivered to the Company not less than fifteen (15) business days before the Closing Date, the Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company 401(k) Savings Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing.   The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. If the Company 401(k) Plan is terminated, as provided herein, Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as of the Effective Time that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each Continuing Employee who is actively employed at the Closing shall be eligible to participate as of the Closing, and as soon as practicable following the Closing (or, if Parent determines in its sole discretion that a determination letter is appropriate, as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan) the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by the Parent 401(k) Plan, permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing outstanding participant loans), in the form of cash (and in-kind in the case of participant loan notes), in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan.  The Company and Parent shall cooperate to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the notes evidencing such loans from the Company 401(k) Plan to the Parent 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans, provided that, as a condition to the foregoing, such Continuing Employees shall cooperate with the

Company and Parent to take appropriate action to make rollover contributions to the Parent 401(k) Plan as soon as reasonably practicable following the Effective Time.

(g)                                  Between the date hereof and the Effective Time, any notices or communication materials (including website postings) from any Acquired Corporation to its employees, or from Parent or Purchaser to any Acquired Corporation’s employees, with respect to the Transactions or employment, compensation or benefits matters of such employees that are impacted by the Transactions or relate to the period following the Closing Date, shall be subject to the prior review and comment of Parent or the Company, as applicable.

(h)                                 The provisions of this Section 6.3 are solely for the benefit of the Parties, and no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.

6.4                               ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP or otherwise to provide that (i) no new offering period will be commenced following the date hereof under the Company ESPP, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offering period from those in effect as of the date of this Agreement, (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time, (iv) each purchase right issued pursuant to the Company ESPP shall be fully exercised not later than five (5) business days prior to the Effective Time and (v) the Company ESPP shall terminate immediately following the exercise of the purchase rights contemplated by the immediately preceding clause (iv) and no further rights shall be granted or exercised under the Company ESPP thereafter.  Any disqualifying disposition of Shares acquired under the Company ESPP shall be subject to Tax reporting and withholding in accordance with applicable Legal Requirements.

6.5                               Indemnification of Officers and Directors.

(a)                                 For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation and any indemnification or other similar agreements of any Acquired Corporation set forth on Section 6.5(a) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Acquired Corporations to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving

Corporation and its Subsidiaries to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

(b)                                 For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Acquired Corporations or provide substitute policies for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations, in either case, of not less than the existing coverage and having other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may (through an insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)), and, if prior to the Closing the Company has not, Parent may, purchase a “tail” directors’ and officers’ liability insurance policy for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)                                  In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.5.

(d)                                 The provisions of this Section 6.5 (i) shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6                               Stockholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors or officers relating to the Transactions, and the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.7                               Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent and (c) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party.

6.8                               Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement of filing to be issued or made pursuant to Section 5.3(c) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9                               Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.10                        Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options and Company RSUs in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11                        Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company or its Subsidiaries that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.12                        Credit Agreement. The Company shall, and shall cause each other Acquired Corporation to, use reasonable best efforts to deliver all notices and take all other actions reasonably requested by Parent or Purchaser that are required to facilitate in accordance with the terms thereof the termination of all commitments, if any, outstanding under the Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Encumbrances securing such obligations, and the release of guarantees, if any, in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”).  In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to Parent and Purchaser no later than three (3) business days prior to the Offer Acceptance Time an executed payoff letter with respect to the Credit Agreement in form and substance customary for transactions of this type, from the lender under the Credit Agreement (the “Payoff Letter”), which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Encumbrances (and any guarantees) granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date as of the Effective Time be released and terminated.  Notwithstanding anything herein to the contrary, in no event shall this Section 6.12 require the Company or any of its Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Parent or Purchaser has provided or caused to be provided to the Company or its Subsidiaries funds (or Parent or Purchaser has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Credit Agreement.

6.13                        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.14                        Convertible Senior Notes.  Within the time periods required by the terms of the Convertible Senior Notes Indenture, the Company and its Subsidiaries shall take all actions required by, or reasonably requested by Parent or Purchaser pursuant to and in compliance with, the Convertible Senior Notes Indenture and applicable Legal Requirement to be performed by the Company or any of its Subsidiaries prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent or Purchaser prior to the Effective Time and delivery to the trustee, holders or other applicable Person, as applicable, of any documents or instruments required or reasonably requested by Parent or Purchaser to be delivered prior to the Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by, or reasonably requested by Parent or Purchaser pursuant to and in compliance with, the Convertible Senior Notes Indenture;  provided that, in the event of the termination of this Agreement as provided in Section 8.1, Parent and Purchaser shall reimburse the Acquired Corporations, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by the Acquired Corporation in connection with any such request by

Parent or Purchaser; provided further that the Company (or such applicable Subsidiary) shall deliver a copy of any such notice or other document to Parent and Purchaser at least three (3) business days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Senior Notes Indenture.  Without limiting the generality of the foregoing, the Company agrees to cooperate with Parent and Purchaser by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, a supplemental indenture, officer’s certificate and opinion of counsel, in each case in form and substance reasonably acceptable to Parent and Purchaser, pursuant to the Convertible Senior Notes Indenture and (ii) using its reasonable best efforts to cause the trustee under the Convertible Senior Notes Indenture to execute at the Effective Time such supplemental indenture.

6.15                        Notice of Certain Regulatory Events.  Prior to the Offer Acceptance Time, the Company shall promptly notify Parent if the Company shall have provided any written correspondence to, or received any written correspondence from, the FDA or any other Governmental Body with respect to (i) the recall, correction, removal, market withdrawal or replacement of any product that is material to the Acquired Corporations, taken as a whole, (ii) a change in the marketing classification or a change in the labelling of any product, the effect of which would reasonably be expected to be material to the Acquired Corporations, taken as a whole, (iii) any denial of market approval by any Governmental Body of a product that is material to the Acquired Corporations, taken as a whole, (iv) the mandatory or voluntary termination, enjoinment or suspension of the testing, manufacturing, marketing, export, import, or distribution of any product that is material to the Acquired Corporations, taken as a whole or (v) a non-coverage determination by the Centers for Medicare and Medicaid Services or any other third-party payor with respect to any product, the effect of which would reasonably be expected to be material to the Acquired Corporations, taken as a whole.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

7.1                               No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body which prohibits or makes illegal the consummation of the Merger.

7.2                               Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8

TERMINATION

8.1                               Termination. This Agreement may be terminated prior to the Effective Time:

(a)                                 by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)                                 by either Parent or the Company, at any time prior to the Offer Acceptance Time, if the Closing shall not have occurred on or prior to midnight Eastern Time, on October 14, 2019 (the “End Date”); provided, however, that in the case of this Section 8.1(b), (x) if on the End Date all of the conditions set forth in Annex I, other than clause (e) or (g) (solely in respect of the HSR Act or other applicable Antitrust Laws) set forth in Annex I shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of six (6) months (and all references to the End Date herein and in Annex I shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

(c)                                  by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable best efforts as required by Section 6.2 to remove such order, decree, ruling or other action;

(d)                                 by Parent at any time prior to the Offer Acceptance Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; or (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer or any material amendment thereto; or (iii) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within ten (10) business days after Parent so requests in writing (or, if earlier, within two (2) business days prior to the Expiration Date) (it being understood that the Company will have no obligation to make such reaffirmation on more than three occasions);

(e)                                  by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”); provided that (x) the Acquired Corporations shall have complied in all material respects with Section 5.3 and Section 6.1(b)(i) in relation to such Superior Offer and (y) the Company shall have paid Parent the Termination Fee by wire transfer of immediately available funds prior to or concurrently with any such termination;

(f)                                   by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 8.1(g);

(g)                                  by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger by the End Date and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder which breach would give rise to failure of a condition set forth in clause (b) or (c) of Annex I (if such condition were tested as of the date of such breach instead of as of the Offer Acceptance Time); or

(h)                                 by the Company (i) if following the expiration of the Offer, Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(h) or (ii) if following the Offer Acceptance Time Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(h).

8.2                               Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination;

provided, however, that (a) the final sentence of Section 1.2(b), the final sentence of Section 5.1, this Section 8.2, Section 8.3 and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or Willful Breach of this Agreement prior to termination.

8.3                               Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)                                 In the event that:

(i)                                     this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii)                                  this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii)                               (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)) or by Parent pursuant to Section 8.1(f), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination and such Acquisition Proposal has not been publicly withdrawn prior to such termination and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to or consummated an Acquisition Proposal; provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(c)                                  then, in any such event under clause (i), (ii) or (iii) of Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 8.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 8.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in clause (z) of Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $400,000,000. Payment of the Termination Fee pursuant to this Section 8.3(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve any Company Related Party from any liability for fraud or Willful Breach of this Agreement prior to such termination.

(d)                                 In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 8.3(c) shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve any Company Related Party from any liability for fraud or Willful Breach of this Agreement prior to such termination.

(e)                                  The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.3(c), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1                               Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective Boards of Directors of the Company, Parent and Purchaser at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2                               Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3                               No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.

9.4                               Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5                               Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)                                 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)                                  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5.

9.6                               Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

9.7                               No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, pursuant to Section 1 or Section 2 following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Options and Company RSUs to receive the Merger Consideration pursuant to Section 2.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.5 of this Agreement; and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(d).

9.8                               Transfer Taxes. Except as otherwise provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed on the Company with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.  The Company shall cooperate with Parent and Purchaser in minimizing any such Taxes.

9.9                               Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email or facsimile transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email or facsimile transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address, email address or facsimile number set forth beneath the name of such Party below (or to such other physical address, email address or facsimile number as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
Facsimile:	212-573-0768
Attention:	Douglas M. Lankler
Bryan A. Supran
Email:	douglas.lankler@pfizer.com
bryan.supran@pfizer.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	212-403-2000
Attention:	Edward D. Herlihy
David K. Lam
Brandon C. Price
Email:	EDHerlihy@wlrk.com
DKLam@wlrk.com
BCPrice@wlrk.com

if to the Company (prior to the Effective Time):

Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attention:	Ron Squarer
Rogan Nunn
Email:	Ron.Squarer@arraybiopharma.com
Rogan.Nunn@arraybiopharma.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Facsimile:	617-305-4850
617-305-4816
Attention:	Graham Robinson
Laura Knoll
Email:	Graham.Robinson@skadden.com
Laura.Knoll@skadden.com

9.10                        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11                        Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement.

9.12                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(e)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ARRAY BIOPHARMA INC.

By:	/s/ Ron Squarer
	Name:	Ron Squarer
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PFIZER INC.

By:	/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chief Executive Officer

ARLINGTON ACQUISITION SUB INC.

By:	/s/ Alison L. M. O’Neill
	Name:	Alison L. M. O’Neill
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” is defined in Section 3.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 15% or more of the outstanding Company Common Stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Company Common Stock, in each case other than the Transactions.

Adverse Drug Reaction Reporting. “Adverse Drug Reaction Reporting” shall mean the reporting to Governmental Entities of all safety events required to be reported under Drug Laws, including the submission of IND safety reports to the FDA.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable

1

foreign anti-trust or competition laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Board of Directors. “Board of Directors” is defined in Recital C to the Agreement

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(vii) of the Agreement.

Clinical Study. “Clinical Study” is defined in Section 3.12(d) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Collaboration Partners. “Collaboration Partners” is defined in Section 3.12(d) of the Agreement.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.3(f) of the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

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Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date and prior to the execution of the Agreement.

Company Equity Plan. “Company Equity Plan” shall mean the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan, as amended.

Company ESPP. “Company ESPP” shall mean the Amended and Restated Array BioPharma Inc. Employee Stock Purchase Plan.

Company IP. “Company IP” shall mean, collectively, (a) all Intellectual Property Rights that are owned by the Acquired Corporations and (b) all third party Intellectual Property Rights exclusively licensed to any of the Acquired Corporations.

Company Options. “Company Options” shall mean all compensatory options to purchase Shares, other than the options pursuant to the Company ESPP.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(d) of the Agreement.

Company Returns. “Company Returns” is defined in Section 3.15(a) of the Agreement.

Company RSUs. “Company RSUs” shall mean restricted stock units with respect to Shares.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuation Period. “Continuation Period” is defined in Section 6.3(a) of the Agreement.

Continuing Employees. “Continuing Employees” is defined in Section 6.3(a) of the Agreement.

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Contract. “Contract” shall mean any binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, commitment or undertaking.

Converted Shares. “Converted Shares” is defined in Section 1.1(a) of the Agreement.

Convertible Senior Notes. “Convertible Senior Notes” shall mean the Company’s 2.625% Convertible Senior Notes due 2024 issued under the Convertible Senior Notes Indenture.

Convertible Senior Notes Indenture. “Convertible Senior Notes Indenture” shall mean the Indenture, dated as of December 1, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended or supplemented to the date of this Agreement.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

Credit Agreement. “Credit Agreement” shall mean the Amended and Restated Loan and Security Agreement, dated as of August 10, 2018, between Silicon Valley Bank and the Company.

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

DOL. “DOL” is defined in Section 3.16(c) of the Agreement.

Drug Law. “Drug Law” shall mean statutes, laws (statutory, common or otherwise), ordinances, rules, regulations and administrative policies enforced by the FDA, the NIH and comparable state and foreign Governmental Bodies.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any (a) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance or welfare benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (b) employment, consulting, severance or similar agreement, and each other employee benefit

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plan, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company or its Affiliates for the benefit of any current or former employee or other individual service provider of the Company or its Subsidiaries, (ii) with respect to which the Company or any of its Subsidiaries has any actual or contingent liability or (iii) to which the Company or any of its Subsidiaries is a party.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

End Date. “End Date” is defined in Section 8.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to occupational health and safety, pollution or protection of human health, worker health and safety or the environment (including ambient air, surface water, ground water, sediment, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” is defined in Section 1.1(a) of the Agreement.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

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Good Clinical Practice Requirements. “Good Clinical Practice Requirements” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Body.

Good Laboratory Practice Requirements. “Good Laboratory Practice Requirements” shall mean the FDA’s and the NIH’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Body.

Good Manufacturing Practice Requirements. “Good Manufacturing Practice Requirements” shall mean the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210, 211, 600 and 610 and comparable standards of other applicable Governmental Body.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined or which would reasonably be expected to be listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

In-bound License. “In-bound License” is defined in Section 3.8(f) of the Agreement.

Indebtedness. “Indebtedness” shall mean, with respect to any Person, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations and any synthetic lease obligations, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts, (iii) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used in the ordinary course of business consistent with past practice as security for leases), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof

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(assuming they were terminated on the date of determination), (vi) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice that are not past due) or (vii) any guaranty (or any other arrangement having the economic effect of a guaranty) of any such obligations described in clauses (i) through (vi) of any other Person.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions,  and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, URLs and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing and applications and registrations for the foregoing (“Trademarks”), (iii) rights associated with works of authorship, including exclusive exploitative rights, copyrights and copyrightable subject matter including software, databases and mask works, and moral rights (“Copyrights”), (iv) trade secrets and confidential ideas, know-how, inventions, proprietary processes, technical data, specifications, formulae, research and development information, business plans, models, and methodologies (“Trade Secrets”) and (v) with respect to (i) — (iv), all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

Intervening Event. “Intervening Event” shall mean an event, fact, circumstance, development or occurrence that was not known to the Board of Directors as of the date of this Agreement and does not relate to an Acquisition Proposal.

In the Money Option. “In the Money Option” is defined in Section 2.8(a) of the Agreement.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing or investigation commenced, brought, conducted or heard by or before any Governmental Body.

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Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling, requirement or guidance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or another stock exchange).

Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.22 and the condition set forth in clause (b)(iii) of Annex I solely as such condition relates to Section 3.22); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; (v) any event, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity, natural disaster or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from any action taken by the Company at the written direction of Parent; (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity Parent or Purchaser as the acquiror of the Company; (ix) any change after the date hereof in any Legal Requirement or GAAP; or (x) any Legal Proceeding described in Section 2.7 or Section 6.7; provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (ix) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 6.5(b) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iv) of the Agreement.

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Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Market.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.1(h) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Out-bound License. “Out-bound License” is defined in Section 3.8(f) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.3(f) of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer and the Merger on or before the End Date.

Parties. “Parties” shall mean Parent, Purchaser, and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Payoff Letter. “Payoff Letter” is defined in Section 6.12 of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes (x) that are not due and payable or (y) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice), (c) any interest or title of a lessor under leases

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(other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (d) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights, including Patents, Copyrights and Trademarks, that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.

Regulatory Permit.  “Regulatory Permit” shall mean all investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, as defined in 21 C.F.R. § 314.420, establishment registrations, as defined in 21 C.F.R. § 207, and product listings, as defined in 21 C.F.R. § 207, all supplements or amendments thereto, and all comparable Governmental Authorizations.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, sediment, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in Recital A of the Agreement.

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Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any and all federal, state, local or foreign or other tax (including any net income, gross income, franchise, capital gains, gross receipts, gross profits, branch profits, value-added, surtax, estimated, employment, unemployment, national health insurance, excise, alternative or minimum, ad valorem, transfer, stamp, sales, use, service, property, business, withholding, payroll or other tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty), fee or other tax, assessment or charge (including withholding in respect of Taxes on amounts paid to or by any Person) of any kind whatsoever (whether disputed or not), imposed, assessed or collected by or under the authority of any Governmental Body, together with any and all interests, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto or related thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, filing, election, certificate, document or other information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any attachments thereto and any amendments thereof.

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Termination Condition. “Termination Condition” is defined in Annex I to the Agreement.

Termination Fee. “Termination Fee” is defined in Section 8.3(c) of the Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) the transactions contemplated by the Agreement, including the Offer and the Merger.

Willful Breach. “Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clauses (e) and (g) shall not be satisfied by one minute after 11:59 p.m. Eastern Time on the Expiration Date; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a)                                 there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the total number of Shares that the Company would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication) (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b)                                 (i) the representations and warranties of the Company set forth in clauses (a) through (e) of Section 3.3 (Capitalization, Etc.) of the Agreement shall be accurate except for any de minimis inaccuracies as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)          the representations and warranties of the Company set forth in Sections 3.1 (Due Organization; Subsidiaries, Etc.), 3.2 (Certificate of Incorporation and Bylaws), 3.20 (Authority; Binding Nature of Agreement), 3.21 (Takeover Laws), 3.23 (Opinion of Financial Advisors) and 3.24 (Brokers and Other Advisors) and clause (f) of Section 3.3 (Capitalization, Etc.) of the Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

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(iii)       the representations and warranties of the Company set forth in Section 3.5(a)(ii) (No Material Adverse Effect) of the Agreement shall be accurate in all respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time with respect to the earlier period set forth in Section 3.5(a)(ii);

(iv)      the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i), (ii) and (iii) above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)                                  the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)                                 since the date of the Agreement, there shall not have occurred any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(e)                                  (i) any waiting period applicable to the Offer under the HSR Act shall have expired or been terminated and (ii) the respective Governmental Body of competent jurisdiction in Germany and Austria has granted merger control clearance or provided confirmation that a merger control filing is not triggered as a result of the Transactions;

(f)                                   Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(g)                                  there shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(h)                                 the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser.

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ANNEX II

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARRAY BIOPHARMA INC.

Array BioPharma Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1) The name of the corporation is Array BioPharma Inc. (the “Corporation”)

2) The Corporation was originally incorporated on February 6, 1998 pursuant to the DGCL.

3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

4) The text of the Amended and Restated Certificate of Incorporation of the Corporation is amended hereby and restated to read in its entirety, as follows:

ARTICLE I

The name of the corporation is Array BioPharma Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”) to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

Section 1. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the DGCL, as the same may be amended and supplemented.

Section 2. The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 3. Any repeal or modification of the clauses in this Article IX shall be prospective only and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

This Amended and Restated Certificate of Incorporation shall be effective as of the [       ] day of [   ], [   ].

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this [        ] day of [    ], [     ].

ARRAY BIOPHARMA INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation of Array BioPharma Inc.]